[STEELCLOUD LOGO]
14040 Park Center Road, Suite 210, Herndon, VA 20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For company information contact: Ron Hardy at 703-674-5560, rhardy@steelcloud.com. For investor relations information contact Tim Clemensen at 212.843.9337, tclemensen@rubensteinir.com

PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

        STEELCLOUD ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE FOURTH
                          QUARTER AND FISCAL YEAR 2007
                        COMPANY RESCHEDULES EARNINGS CALL

Herndon, VA--January 9, 2008--SteelCloud, Inc. (Nasdaq: SCLD), a leading manufacturer of embedded integrated computing systems today announced preliminary results for its fourth quarter and fiscal year 2007. Preliminary fourth quarter revenues were $10.1 million with a projected return to profitability. The fourth quarter costs will include one-time severance charges of approximately $318,000. Preliminary revenues for fiscal 2007 were $23.2 million with an annual net loss of approximately $1.9 million, or 14 cents per share.

Due to accounting complexities associated with the allocation of manufacturing and operating costs, the financial statements are not complete for public dissemination. The Company plans to issue its audited financial statements for fiscal 2007 and reschedule a date for the conference call shortly. The Company anticipates filing its Annual Report on Form 10K in the time period prescribed by the Securities and Exchange Commission, which is on or before January 29, 2008.

"While we await final audited financial results, management expects that they will include, as planned, a return to profitability in the fourth quarter of FY 2007." said Robert Frick, CEO and President of SteelCloud.

ABOUT STEELCLOUD

SteelCloud is a leading provider of embedded integrated computing systems to the industrial automation and military COTS server markets. The Company has cultivated numerous strategic relationships with thought-leading organizations, such as Intel, Microsoft and major systems integrators. The Company's ISO 9001:2000 certified Quality Management System ensures commitment to high quality standards and continuous quality improvement in all aspects of its business. Over its 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction. To learn more about the specialized computing platform and engineering services offered by SteelCloud, please visit www.steelcloud.com.
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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: EXCEPT FOR HISTORICAL INFORMATION, ALL OF THE STATEMENTS, EXPECTATIONS AND ASSUMPTIONS CONTAINED IN THE FOREGOING ARE FORWARD LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. IT IS POSSIBLE THAT THE ASSUMPTIONS MADE BY MANAGEMENT ARE NOT NECESSARILY THE MOST LIKELY AND MAY NOT MATERIALIZE. IN ADDITION, OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE THE FOLLOWING: BUSINESS CONDITIONS AND THE AMOUNT OF GROWTH IN THE COMPUTER INDUSTRY AND GENERAL ECONOMY; COMPETITIVE FACTORS; ABILITY TO ATTRACT AND RETAIN PERSONNEL, INCLUDING KEY SALES AND MANAGEMENT PERSONNEL; THE PRICE OF THE COMPANY'S STOCK; AND THE RISK FACTORS SET FORTH FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING BUT NOT LIMITED TO ITS ANNUAL REPORT ON FORM 10-K AND ITS QUARTERLY REPORTS ON FORMS 10-Q; AND ANY REPORTS ON FORM 8K. STEELCLOUD TAKES NO OBLIGATION TO UPDATE OR CORRECT FORWARD-LOOKING STATEMENTS.